Exhibit 1

JOINT FILING AGREEMENT

This Agreement will confirm the agreement by and among the undersigned that the Schedule 13D filed with the Securities and Exchange Commission on the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock of Loop Media, Inc. is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below, in accordance with Rule 13d-1 under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of October 6, 2022.

By:	/s/ Joanne Lytle
Joanne Lytle, Attorney-in-Fact for Bruce A. Cassidy, Sr.

BRUCE A. CASSIDY 2013 IRREVOCABLE TRUST

By:	The Preferred Legacy Trust Company, its Trustee

By:	/s/ Tiffany Rockstroh
Name:	Tiffany Rockstroh
Title:	Executive Vice President

EAGLE INVESTMENT GROUP, LLC

By:	/s/ Joanne Lytle, Attorney-in-Fact for Bruce A. Cassidy, Sr., Manager
Name:	Joanne Lytle
Title:	Attorney-in-Fact for Bruce A. Cassidy, Sr., Manager

EXCEL FAMILY PARTNERS LLLP

By:	FORTRESS HOLDINGS, LLC

By:	/s/ Joanne Lytle, Attorney-in-Fact for Bruce A. Cassidy, Sr., Manager
Name:	Joanne Lytle
Title:	Attorney-in-Fact for Bruce A. Cassidy, Sr., Manager